Exhibit 5

        FROST BROWN TODD LLC
2200 PNC Center
201 E. Fifth Street
Cincinnati, Ohio 45202-4182
(513) 651-6800
Facsimile (513) 651-6981
www.frostbrowntodd.com

July 21, 2003

Cincinnati Bell Inc.
201 East Fourth Street
Cincinnati, Ohio 45202

        Re: Cincinnati Bell Inc. Form S-4 Registration Statement

Ladies and Gentlemen:

        We are special counsel for Cincinnati Bell Inc. (f/k/a Broadwing Inc.), an Ohio corporation (the "Company"), which is named as the registrant in the Registration Statement on Form S-4 that was initially filed on April 17, 2003, as amended (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") for the purpose of registering under the Securities Act of 1933, as amended (the "Act"), 11,076,707 common shares, par value $0.01 per share, of the Company (the "Common Shares"). The Common Shares are offered pursuant to an exchange offer (the "Exchange Offer") in which 241.06 Common Shares are offered in exchange for each outstanding $1,000 aggregate principal amount of 9% Senior Subordinated Notes due 2008 of BRCOM Inc. (f/k/a Broadwing Communications Inc.) (the "BRCOM 9% Notes").

        As special counsel for the Company, we have reviewed the Registration Statement. Furthermore, we have examined and relied on the originals or copies, certified or otherwise identified to our satisfaction, of corporate records or documents of the Company and such representations of officers of the Company as we have deemed appropriate.

        With respect to the Common Shares registered pursuant to such Registration Statement as filed and as it may be amended, it is our opinion that such Common Shares when issued in exchange for the BRCOM 9% Notes pursuant to the Exchange Offer will be validly issued, fully paid and non-assessable.

        We hereby consent to the filing of this opinion with the Commission as an Exhibit to the Registration Statement.

Very truly yours, FROST BROWN TODD LLC